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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 1, 1999

                   South Carolina Community Bancshares, Inc.
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             (Exact name of registrant as specified in its charter)

      Delaware                       0-24476                    57-0999615
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(State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
   of incorporation)                                        Identification No.)


Registrant's telephone number, including area code:  (803) 635-5536
                                                     --------------


                                Not Applicable
          ------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 1(b).   Changes in Context of Registrant
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     On July 1, 1999, South Carolina Community Bancshares, Inc. (the "Company")
and Union Financial Bancshares, Inc. ("UFB") entered into an Agreement and Plan of Merger (the "Agreement") providing for, among other things, the merger (the "Merger") of the Company with and into UFB, with UFB as the surviving entity.
As part of the Merger, Community Federal Savings Bank, a federally chartered savings bank and the Company's wholly-owned subsidiary (the "Bank") will merge with and into Provident Community Bank with Provident Community Bank as the surviving entity.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share of the Company ("Company Common Stock"), immediately outstanding prior to the effective time (the "Effective Time") of the Merger shall automatically be converted into and become the right to receive cash and shares of common stock, $.01 par value of UFB ("Common Stock"), subject to the following conversion ratio:

          i. Cash (the "Cash Consideration") in the amount equal to $5.25 and stock (the "Stock Consideration") equal to 0.817 of a share (the "Exchange Ratio") of UFB stock for each Company share, if the average closing price for UFB for the twenty-five (25) consecutive trading days immediately preceding the day which is three (3) days prior to the closing date ("UFB Market Value") is greater than $15.00 per share;

          ii. Cash Consideration in the amount equal to $5.25 and shares of UFB stock such that based on the UFB Market Value, the value of the aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to the Merger Agreement ("Merger Consideration") is equal to $17.50 for each Company share, if the UFB Market Value is greater than or equal to $12.50 per share and less than or equal to $15.00 per share;

          iii Cash Consideration in the amount equal to $5.25 and Stock Consideration equal to 0.980 of a share of UFB stock for each Company share, if the UFB Market Value is greater than or equal to $12.00 per share and less than $12.50 per share; and

          iv. Stock Consideration equal to 0.980 of a share of UFB stock and additional Cash Consideration equal to the difference between the UFB Market Value of 0.980 of a share of UFB stock and $17.00, if the UFB Market Value is less than $12.00 per share.

     Consummation of the Merger is subject to various conditions, including the approval of the shareholders of UFB and the Company and the receipt of all requisite regulatory approvals.

     Following consummation of the Merger, Messrs. Philip C. Wilkins, John S. McMeekin and Quay McMaster will be appointed to the Boards of Directors of UFB and Provident Community Bank.

     In connection with the Merger, each director and executive officer of the Company will enter into a voting agreement (the "Voting Agreement"), pursuant to which each director agrees, among other things, to: (1) vote or cause to be voted all his shares of Company Common Stock for approval and adoption of the Agreement and (ii) refrain from any transfer or other disposition of shares of Company Common Stock until the Company's shareholders have voted to approve and adopt the Agreement or the Agreement has been terminated in accordance with its terms. The form of Voting Agreement is an exhibit to the Agreement.

     Holders of Company Common Stock who would be entitled to receive fractional shares of UFB Common Stock will instead receive cash in an amount equal to such fraction of a share multiplied by the UFB Market Value as of the Effective Date.
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     The Merger Agreement is attached hereto as an exhibit, and is incorporated herein by reference. The foregoing summaries of the Merger Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the exhibit.

Item 7.   Financial Statements, Pro Forma Financial Information, and Exhibits
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     The following Exhibits are filed as part of this report:

     Exhibit 2. Agreement and Plan of Merger Between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc. dated as of July 1, 1999.

                                       3
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              SOUTH CAROLINA COMMUNITY BANCSHARES, INC.


DATE: July 12, 1999           By:  \s\ Alan E. Pullen
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                                   Alan E. Pullen
                                   President and Chief Executive Officer
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                                 EXHIBIT INDEX

The following Exhibits are filed as part of this report:

     Exhibit 2. Agreement and Plan of Merger Between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc. dated as of July 1, 1999.